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                                                                   EXHIBIT 10.11

November 3, 1999

Mr. Daniel Lee
2919 Reiger Court
Las Vegas, NV 89117

Dear Dan:

Further to our discussion, we are thrilled to have you join the team! We promise you and Susie will also have a lot of fun. The terms of our offer are as follows:

Title:              Chief Financial Officer

Reporting to:       CEO

Base Salary:        An annual salary of $180,000 to be paid bi-weekly. This
                    position is classified as exempt and, as such, is not eligible for overtime pay.

Performance Bonus:  An annual bonus of up to $50,000 based on the achievement of mutually agreed upon objectives for each calendar year. Such bonus to be paid quarterly after your first full quarter of employment and paid in the last pay period of the month following. This bonus will be guaranteed for the first year.

Reviews: Performance and reviews will "normally" or "generally" be held on a semi-annual basis, but they may be conducted more frequently or less frequently, depending upon the business needs.

Stock Options:      Options issued under the Company's Stock Option Plan to
                    acquire 600,000 common shares at a price to be set by the board. These shares will vest over 48 months in accordance with the vesting schedule in your Stock Option Letter
                    Agreement. This will be provided in a separate document.

Vacation:           4 weeks with one extra day added after each year worked.
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Benefits Plan:      You will be eligible for the Company's competitive benefits plan immediately. This plan will include medical, dental, vision, and life insurance. The Company will pay all premiums, including cost of one dependent (additional dependents are covered at 50%). Short-term disability and long-term disability will be a 100% employee paid contributory benefit. These benefits will be described to you at the time you begin your employment. However, if you have any questions about your benefits prior to that time, we will be happy to answer them.

401(k) Plan:        The Company provides a 401(k) plan with company matching.
                    The details of the plan will be provided in a separate document.

At Will: You should also understand that HomeGrocer.com employs its employees on an at will basis. This means that your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time, without cause. Likewise, the company will be free to terminate your employment at any time, with or without cause. If the Company terminates your employment during your first year, your option vesting will be prorated for the number of months you were employed.

Expenses:           The Company will reimburse any reasonable expenses incurred by the employee in the course of carrying out business for the Company.

Moving: You agree to relocate to the Seattle region within six months. The Company will reimburse all reasonable expenses incurred by you and your family relating to the move to the Seattle region including, but not limited to, temporary accommodation, movers, realty fees, transfer taxes and two house hunting trips. To assist with moving the Company will allow you to have your entire first year's bonus paid up front. If you leave the employment of the Company before your first year is served you would have to repay the unearned portion.

Please sign this letter and return one copy to me. Welcome aboard!

Yours very truly,
HomeGrocer.com, Inc.

/s/: Mary Alice Taylor
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Mary Alice Taylor
Chairman and CEO

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By accepting this offer you agree to: this is a full time position and you will make every effort necessary to perform adequately the duties that are assigned to you. As a pre-condition of this offer you agree to execute the Company's "Employee Non-Disclosure and Invention Agreement."

Agreed to and accepted:

/s/: Daniel Lee
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Daniel Lee

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